Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entity of

BEST Inc. (as of December 31, 2022)

Subsidiaries	Jurisdiction of Incorporation

Eight Hundred Logistics Technologies Corporation	British Virgin Islands
BEST Logistics Technologies Limited	Hong Kong
Zhejiang BEST Technology Co., Ltd.*	PRC
浙江百世技术 有限公司
BEST Logistics Technologies (China) Co., Ltd.*	PRC
百世物流科技（中国）有限公司
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd.*	PRC
百世物流科技（宁波保税区）有限公司
BEST Capital Inc.	Cayman Islands
BEST Capital Holding Limited	British Virgin Islands
BEST Capital Management Limited	Hong Kong
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.*	PRC
信远融资租赁（浙江）有限公司
BEST Store Network Limited	Cayman Islands
BEST Store Network Holding Limited.	British Virgin Islands
BEST Store Network Management Limited.	Hong Kong
BEST Store Network (Hangzhou) Co., Ltd.	PRC

Consolidated Variable Interest Entity	Jurisdiction of Incorporation

Hangzhou BEST Information Technology Services Co., Ltd.*	PRC
杭州百世信息技术服务有限公司
Hangzhou Baijia Business Management Consulting Co., Ltd. *	PRC
杭州百加商业管理咨询有限公司

*The English name of this subsidiary or consolidated Variable Interest Entity, as applicable, has been translated from its Chinese name.